                                  TERMS AGREEMENT

                                  ---------------


Edward D. Jones & Co., L.P.
12555 Manchester Road
St. Louis, MO 63131

                                                              November 17, 1998

Dear Sirs:

     Duke Realty Investments, Inc., an Indiana corporation (the "COMPANY"), proposes, subject to the terms and conditions stated herein and in the Duke Realty Investments, Inc. and Duke Realty Limited Partnership -- Common Stock, Preferred Stock, Depositary Shares and Debt Securities -- U.S. Underwriting Agreement, dated October 15, 1998 (the "UNDERWRITING AGREEMENT"), to issue and sell to Edward D. Jones & Co., L.P. (the "UNDERWRITER") 5,400,000 of the Shares specified in Schedule II hereto (the "DESIGNATED SHARES"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty which refers to the Prospectus in Section 1 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Terms Agreement. Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to you, and you agree to purchase from the Company, at the time and place and at the purchase price to the Underwriter set forth in
Schedule II hereto, the number of Designated Shares set forth opposite your name in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company.

                             Very truly yours,

                             DUKE REALTY INVESTMENTS, INC.


                             By   /s/ Matthew A. Cohoat
                                  ----------------------------------------------
                                  Name:  Matthew A. Cohoat
                                       -----------------------------------------
                                  Title: Vice President and Corporate Controller
                                        ----------------------------------------

Confirmed and Accepted
as of the date hereof:

EDWARD D. JONES & CO., L.P.

By  /s/ T. William Hizar, Jr.
    --------------------------------
Name:  T. William Hizar, Jr.
     -------------------------------
     Title:  Principal
           -------------------------

                                   SCHEDULE I


UNDERWRITER                                   NUMBER OF DESIGNATED SHARES
                                                     TO BE PURCHASED
Edward D. Jones & Co., L.P.                            5,400,000




          Total                                        5,400,000

                                 Schedule II

     TITLE OF DESIGNATED SHARES:

          Depositary Shares, each representing 1/10 of a 7.375% Series D Convertible Cumulative Redeemable Preferred Share

     DATE OF BOARD RESOLUTION ESTABLISHING DESIGNATED SHARES:

          November 12, 1998

     NUMBER OF DESIGNATED SHARES:

          5,400,000 shares

     OVER-ALLOTMENT OPTION:

          Not Applicable

     INITIAL OFFERING PRICE TO PUBLIC:

          $25.00 per share

     PURCHASE PRICE BY UNDERWRITER:

          $24.00 per share

     COMMISSION PAYABLE TO UNDERWRITER:

          $1.00 per share

     SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

          Immediately available funds

     DIVIDEND RATE:

          7.375% per annum

     DIVIDEND PAYMENT DATES:

          The last day of each March, June, September and December

     DIVIDEND RIGHTS:

          Cumulative

     VOTING RIGHTS:

          None, except as specified in the Certificate of Designation or required by Indiana law; provided that if dividends are not paid for six or more quarterly periods, the holders of the Designated Shares (together with any other preferred shareholders who have the same voting rights) may elect two additional directors to serve on the board of directors until all dividends in arrears have been paid, all as more fully set forth in the Prospectus Supplement and the Board resolutions establishing the 7.375% Series D Convertible Cumulative Redeemable Preferred Shares.

     LIQUIDATION RIGHTS:

          Liquidation preference of $25.00 per share, plus any accrued and unpaid dividends.

     PREEMPTIVE AND CONVERSION RIGHTS:

          The Depositary Shares are convertible at any time, in whole but not in part, into the Company's common shares at a conversion price of $26.6875 per common share (equivalent to a conversion rate of .93677 shares for each Depositary Share) subject to adjustment.

     REDEMPTION PROVISIONS:

          The Designated Shares may be redeemed, in whole or in part at the option of the Company, at any time after December 31, 2003, solely from the proceeds of an offering of the Company's capital shares, at a redemption price of $25.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

          The Company will redeem the Designated Shares upon the death of any registered owner of the Designated Shares, subject to the limitations more fully described in the Prospectus Supplement and the Board resolutions establishing the 7.375% Series D Convertible Cumulative Redeemable Preferred Shares.

     SINKING FUND PROVISIONS:

          None

     TIME OF DELIVERY:

          November 24, 1998

     CLOSING LOCATION FOR DELIVERY OF SHARES:

          Chapman and Cutler
          111 W. Monroe Street
          Chicago, Illinois  60603

     NAME AND ADDRESS OF REPRESENTATIVE:

          Edward D. Jones & Co., L.P.
          12555 Manchester Road
          St. Louis, MO  63131

     OTHER TERMS:


          Sections 3(o) and 5(h) of the Underwriting Agreement referred to above are inapplicable to this transaction.


                                     -3-